Exhibit 99.1

Virco Reports First Quarter Results

Virco Announces First Quarter Results, Impacts and Responses to COVID-19

•	Early Season Business Activity Down 12-15%

•	Order Rates and Deliveries Stabilize in Early June

•	Balance Sheet and Cash Availability Remain Strong

June 12, 2020 - Torrance, California - Virco Mfg. Corporation today announced financial results and COVID-19 Impacts for the First Quarter ended April 30, 2020, in the following letter to Shareholders:

The effective early end to the 2019-2020 school year in March due to COVID-19 had a severe negative impact on the traditional order and delivery cycle for school furniture. As educators and administrators left campuses and district offices, order activity at this normally busy time of year slowed dramatically. As a result, revenue for the first quarter ended April 30, 2020 declined 35% from the prior year period, from $26,893,000 to $17,599,000. The Company reduced factory output proportionately but other than two brief closures of its Torrance, California, facility, was able to continue operations building key components and shipping those few orders that could be accepted under the terms of local health orders. Other variable cost activities were similarly reduced but not stopped completely. Selling continued remotely as did customer service and administrative functions. This balance between current demand levels and anticipated higher levels after reopening moderated the net loss for the seasonally light first quarter, which nonetheless was up 53% from the prior year to ($4,698,000) from ($3,067,000).

Management’s preferred forward-looking metric of “shipments plus the unshipped backlog,” a non-GAAP measure that has traditionally been an accurate tool for production and delivery planning, was down 16% for the 2021 fiscal year through the end of May compared to 2020. However, due to the high quality of orders in the backlog, the gross profit on this metric was down by a lesser amount during this period. As of this writing Management is hopeful that preliminary signs of a return to “normal” late-spring activity levels will be maintained and accelerate as educators and administrators begin preparations for the next school term. However, especially this year when so much is unpredictable, Management cautions investors not to rely on these observations or treat these figures as guidance.

Despite the obvious slowdown due to COVID-19, key balance sheet items remain in good shape. Inventories have been reduced proportionately while still maintaining 100% in-stock status for orders likely to ship in June. Accounts payable and borrowings under the Company’s seasonal revolver are also down proportionately. Cash availability is slightly better than last year. As reported above, gross profit on the backlog is roughly comparable with last year, and given a return to more normal early-summer business levels, Management anticipates a traditionally busy summer delivery season.

Here are the numbers:

		Three Months Ended
In thousands, except per share data		4/30/2020	4/30/2019
		(Unaudited)

Net sales		$17,599	$26,893
Cost of sales		12,695	17,809
Gross Profit		4,904	9,084
Selling, general administrative & other expense		11,931	12,681
Operating loss		(7,027)	(3,597)
Pension expense		542	188
Interest expense, net		404	700
Loss before income taxes		(7,973)	(4,485)
Income tax benefits		(3,275)	(1,418)
Net loss		$(4,698)	$(3,067)

Net loss per share - basic		$(0.30)	$(0.20)
Net loss per share - diluted (a)		$(0.30)	$(0.20)

Weighted average shares outstanding - basic		15,654	15,486
Weighted average shares outstanding - diluted (a)		15,654	15,486

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2020	1/31/2020	4/30/2019
	(Unaudited)		(Unaudited)

Current assets	$69,020	$58,342	$79,298
Non-current assets	82,472	80,650	84,010
Current liabilities	42,386	25,118	53,702
Non-current liabilities	58,387	59,056	55,330
Stockholders' equity	50,719	54,818	54,276

Several other factors make this spring season unusual.

Tariffs and other politically-based supply chain interruptions were already altering the lead times and financing of outsourced furniture and components before the COVID-19 pandemic, but given the additional international concerns caused by the virus these seem likely to intensify. Management is hopeful that the Company’s extensive domestic footprint (over 2,200,000 square feet of manufacturing and distribution space) and highly experienced workforce will provide a competitive advantage under these conditions.

On the reverse side, public schools seem likely to face funding challenges in the near and middle term, which may reduce near-term demand for school furniture. Management envisions a possible “scissor graph” in which market share may grow but overall business activity declines. How these two factors might interact remains unknowable at this time.

The Company maintains direct customer relationships with public and private schools in all 50 states as well as a number of international accounts. This diversity has somewhat lessened the negative impact of COVID-19. Not all regions of the country were impacted as severely as the major urban centers of the Northeast or Midwest. Economic activity and resumption of school already appear to be progressing at differential rates, reflecting these very real differences in severity of and in response to COVID-19. Management believes this diversity of responses is healthy for the institution of public education itself, which may benefit from what is effectively a broad array of recovery strategies from which districts can learn from each other.

Virco CEO and Chairman Robert Virtue commented on the Company’s First Quarter: “Given the unprecedented abruptness of COVID-19 lockdowns, our business held up relatively well. The multiple important functions performed by public and private schools have become more apparent during the lockdown, and we hope this new appreciation for their role in society will lead to additional funding support. We stand ready to help by providing high quality furniture and equipment that’s Made in the USA at our factories in Conway, Arkansas, and Torrance, California.”

Virco President Doug Virtue elaborated: “I’m third generation in what is basically a family furniture company that was started in 1926 in Los Angeles. During our collective 95 years in business, we’ve lived through a number of crises. These include the Great Depression, World War II, The Korean and Vietnam Wars, The Hong Kong Flu of 1968, The Oil Crisis of the 1980s, the stock market crash of 1987, the Dot.com recession of 2001-2002, and the Great Recession of 2008-2009. During none of these events were America’s public schools locked down. We are confronting a completely unprecedented situation. But we believe in the importance of education and our own ability to respond. We approach this summer alert to the risks but also excited by the good work we can do.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of the percentage change in shipments plus unshipped backlog through May 31, 2020 compared to the same period in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and accurate supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2020, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.